Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Partners

Duke Realty Corporation and

Duke Realty Limited Partnership

We consent to the use of our report dated February 25, 2009, except as to notes 1, 2, 3, 7, 8, and 9, which are as of July 22, 2009, with respect to the consolidated balance sheets of Duke Realty Corporation and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the current report on Form 8-K of Duke Realty Corporation dated July 22, 2009. We also consent to the use of our report dated March 6, 2009, except as to notes 1, 2, 3, 7, 8, and 9, which are as of July 22, 2009, with respect to the consolidated balance sheets of Duke Realty Limited Partnership and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the current report on Form 8-K of Duke Realty Limited Partnership dated July 22, 2009. These reports are incorporated by reference herein. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Our reports refer to the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, and FASB Staff Position No. EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which all became effective on January 1, 2009.

/s/  KPMG LLP

Indianapolis, Indiana

July 29, 2009